As filed with the Securities and Exchange Commission on June 1, 2007
Registration No. 333-122643
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HORIZON HEALTH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	75-2293354
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

2941 South Lake Vista Drive	Christopher L. Howard, Esq.
Lewisville, Texas 75067	6640 Carothers Parkway, Suite 500
(972) 420-8200	Franklin, Tennessee 37067
(Address, including zip code,	(615) 312-5700
and telephone number, including area code,	(Name, address, including zip code, and telephone number,
of registrant’s principal executive offices)	including area code, of agent for service)
     Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those securities that remain unsold hereunder as of the date hereof.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE
SIGNATURES

EXPLANATORY NOTE
     On February 19, 2005, Horizon Health Corporation (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3, Registration Statement No. 333-122643 (as previously amended by a Pre-Effective Amendment No. 1 to Form S-3 Registration Statement filed with the Commission on February 25, 2005, the “Registration Statement”), registering an aggregate amount of up to $100,000,000 of the Registrant’s Common Stock, $.01 par value per share (“Common Stock”), shares of preferred stock and/or debt securities. The Registration Statement reflected that each share of Common Stock registered included one common stock purchase right (“Rights”) issued pursuant to a Rights Agreement dated as of February 6, 1997, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent.
     Effective as of 11:59 p.m., Eastern Daylight Time, on May 31, 2007 (the “Effective Time”), pursuant to an Agreement and Plan of Merger dated as of December 20, 2006, by and among the Registrant, Psychiatric Solutions, Inc. (“PSI”) and Panther Acquisition Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), and the Registrant became a wholly-owned subsidiary of PSI. On June 1, 2007, the Registrant filed with the Commission (a) a Certification and Notice of Termination of Registration on Form 15 with respect to the Common Stock, and (b) a Certification and Notice of Termination of Registration on Form 15 with respect to the Rights.
     The Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements, including the Registration Statement. In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities of the Registrant registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on June 1, 2007.

HORIZON HEALTH CORPORATION
By:	/s/ Christopher L. Howard
	Name:	Christopher L. Howard
	Title:	Vice President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Joey A. Jacobs Joey A. Jacobs	Director and President (Principal Executive Officer)	June 1, 2007
/s/ Jack E. Polson Jack E. Polson	Vice President, Chief Financial Officer/Treasurer and Assistant Secretary (Principal Financial Officer)	June 1, 2007
/s/ Christopher L. Howard Christopher L. Howard	Director	June 1, 2007

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